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                                                                    Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey A. Brodsky                                            Debra Berliner
President and CEO of NTL Europe, Inc.                G.S. Schwartz & Co.
914-921-1800                                                  212-725-4500


NTL EUROPE ANNOUNCES PARTIAL REDEMPTION OF PREFERRED STOCK

RYE, NY, DECEMBER 9, 2003 - NTL Europe, Inc. (NTEU.PK) announced today that it will redeem $19 million of its 10% Fixed Coupon Redeemable Preferred Stock, Series A (NTEUP.PK) on December 31, 2003. That $19 million redemption represents approximately 5.5% of the approximately $343 million of liquidation preference (not including accrued dividends) on the outstanding preferred stock. As a result, approximately 380,000 of the 6,864,000 shares of the outstanding preferred stock will be redeemed. The redemption will be made on a pro rata basis in accordance with each shareholder's pro rata ownership of the total issued and outstanding shares of preferred stock. The preferred stock, which was originally issued in January 10, 2003, will be partially redeemed on December 31, 2003, in accordance with the terms and conditions of the Company's charter, at a redemption price of $50.00 per share. As previously announced, the Company is paying a dividend on the preferred stock on December 31, 2003 to preferred stockholders of record on December 15, 2003 and, accordingly, there will be no accrued dividends on the preferred stock as of the date of the redemption. The partial redemption will be funded in part with proceeds from the recently completed restructuring of its former subsidiary, Cablecom GmbH, and the remainder out of the Company's general funds.

NTL Europe will not be redeeming any fractional shares in the redemption, only whole shares. In instances where the redemption would result in a record stockholder becoming the holder of a fractional interest in a share of preferred stock, the number of shares redeemed from such record stockholder will be rounded up to the nearest whole share. For example, if you own 100 shares of the preferred stock, the Company will redeem six of your shares. In accordance with the Company's charter, a notice of redemption is being mailed to all record stockholders of the preferred stock, at least fifteen days prior to the redemption date.

The Company anticipates that the redemption will not be treated as a taxable distribution for U.S. federal income tax purposes. That anticipated tax treatment is based upon the Company's expectations that the distribution will be treated as occurring in the year ended December 31, 2003 and that the Company will not have any earnings or profits for such year. Holders of the Company's preferred stock are

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advised to consult their own tax advisors regarding the tax treatment of the redemption to their own particular circumstances.

Despite the fact that the Company is making this partial redemption of its preferred stock, except as required by the Company's charter, there is no assurance that the Company will make any future redemptions.

For further information, please visit the Company's web site at www.ntleurope.com.

This press release contains forward-looking statements. The statements regarding NTL Europe, Inc. contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to NTL Europe that could cause such material differences are identified and discussed from time to time in NTL Europe's filings with the Securities and Exchange Commission.

NTL Europe undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure NTL Europe makes on related subjects in future reports to the SEC.